UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): November 24, 2009

PATIENT SAFETY TECHNOLOGIES, INC.
(Exact Name of Registrant as Specified in Charter)

DELAWARE	001-09727	13-3419202
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

43460 Ridge Park Drive, Suite 140 Temecula, California		92590
(Address of Principal Executive Offices)		(Zip Code)

(951) 587-6201
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act of 1933, as amended (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Securities Exchange Act of 1934, as amended (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Securities Exchange Act of 1934, as amended (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Securities Exchange Act of 1934, as amended (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

On November 24, 2009, we entered into an Employment Agreement with Marc L. Rose, CPA, our newly appointed Chief Financial Officer, Treasurer and Corporate Secretary (the “Employment Agreement”).  A copy of the Employment Agreement is included as Exhibit 10.1 hereto.  The disclosure set forth in Item 3.02 regarding such agreement is incorporated by reference herein.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment ofCertain Officers; Compensatory Arrangements of Certain Officers

Effective November 24, 2009, Mary A. Lay, who has been acting as interim Chief Financial Officer, resigned such position in connection with our appointment of Marc L. Rose, CPA as Chief Financial Officer, Treasurer and Corporate Secretary, as described below.  Ms. Lay will continue to provide services to our company in a transitional capacity for a period of time.

Marc L. Rose, 44, CPA, will act as our Chief Financial Officer, Treasurer and Corporate Secretary effective November 24, 2009. From November 2004 through November 2009, Mr. Rose served as Vice President Finance and Chief Financial Officer of Protalex, Inc., a development stage company engaged in developing a class of biopharmaceutical drugs for treating autoimmune and inflammatory diseases.  Mr. Rose also served as Corporate Secretary of Protalex, Inc. from April 2005 through November 2009.  From March 2001 to November 2004, Mr. Rose served as Vice President and Chief Financial Officer of the DentalEZ Group, a privately held manufacturer of dental equipment and dental handpieces located in Malvern, PA.  From January 1998 to March 2001, Mr. Rose was Practice Manager of Oracle Consulting Services for Oracle Corporation responsible for designing and implementing Oracle financial and project applications.  From September 1990 to January 1998, Mr. Rose held several positions with the controllership organization of Waste Management, Inc and from June 1988 to September 1990, was an auditor with Ernst & Young in Philadelphia.  Mr. Rose is a Certified Public Accountant in the Commonwealth of Pennsylvania and received his BA in Accounting/Finance from Drexel University.

In connection with his appointment as our Chief Financial Officer, Treasurer and Corporate Secretary we entered into the Employment Agreement.  Under the Employment Agreement, Mr. Rose is an “at-will” employee and his initial base salary is $240,000 per year, subject to review on an annual basis by our Board of Directors.  In addition to salary and participating in all of our equity compensation and any health & welfare benefit and savings plans, Mr. Rose also has the opportunity to receive an annual cash bonus under our executive bonus plan of not less than 25% of his annual base salary.  Subject to a limited exception for violations of the non-compete covenant in the Employment Agreement, in the event Mr. Rose’s employment is terminated without cause, or if he resigns for good reason (which includes resignation within two years of a change in control) or is due to his disability, Mr. Rose is entitled to a severance payment capped at his then annual base salary (which shall accrue during the first 12 months of his employment), a pro rated bonus and 12 months of health & welfare benefits (which shall accrue during the first 12 months of his employment).  In the event of Mr. Rose’s death, his heirs will receive a lump sum cash payment equal to his annual base salary.  In the event of a change in control, all of Mr. Rose’s unvested stock options (and deferred compensation, if any) will immediately vest.  Mr. Rose is also entitled to a tax gross-up payment in the event any payments from the company constitute an “excess parachute payment” under Section 280G(b) of the Internal Revenue Code.

In connection with the execution of the Employment Agreement, Mr. Rose was granted the option to purchase 325,000 shares of our common stock at an exercise price of $1.85 per share, pursuant to the terms and conditions of our 2009 Stock Option Plan.  The option vests over 48 months with 6-month cliff vesting (which means that options to purchase 40,625 shares will vest and become exercisable on 05/24/2010 with the remainder vesting over a 42-month period at a rate of 1/48th of the grant such that 100% of the option is fully vested and exercisable on November 24, 2013).

The foregoing description of the Employment Agreement is qualified in its entirety by the full text of such agreement, which is filed as Exhibit 10.1 hereto and incorporated by reference herein.

Item 9.01	Financial Statements and Exhibits

 (c) Exhibits.

EXHIBIT INDEX

Exhibit Number	Description of Exhibits
10.1	Marc L. Rose Employment Agreement dated effective as of November 24, 2009
99.1	Press release announcing appointment of Marc Rose as Chief Financial Officer

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PATIENT SAFETY TECHNOLOGIES, INC.

December 1, 2009	By:	/s/ Steven H. Kane
Name: Steven H. Kane
Title: Chief Executive Officer